EXHIBIT 2.1
CONFORMED COPY

SECURITIES PURCHASE AGREEMENT

among
HLTH CORPORATION,
SYN BUSINESS HOLDINGS, INC.,
EBS MASTER LLC,
EBS ACQUISITION LLC
and
THE PURCHASERS
Dated as of February 8, 2008

TABLE OF CONTENTS (Continued)

ii

TABLE OF CONTENTS (Continued)

iii

EXHIBITS

1.01(a)	Parent’s Knowledge

1.01(b)	Intercompany Agreements

2.01	Commitment Amounts

2.02(b)(iv)	Release of Parent and the Seller

2.02(b)(x)	Release of Master LLC, EBS Acquisition LLC and the Other Members of Master LLC

5.06(a)	LOC Agreement

5.06(b)	Envoy Guaranty

5.12	Amendment No. 2 to Transition Services Agreement

SECTION OF DISCLOSURE
SCHEDULE

3.02	Capitalization; Ownership of Securities

3.03	Subsidiaries

3.04	No Conflict

3.05	Government Consents and Approvals

3.06(a)	Financial Information

3.06(b)	Financial Information

3.07	Absence of Undisclosed Material Liabilities

3.08	Conduct in the Ordinary Course

3.09	Litigation

3.10	Compliance with Laws

3.12(a)	Intellectual Property

3.12(b)	Intellectual Property

3.12(c)	Intellectual Property

3.12(e)	Intellectual Property

3.12(g)	Intellectual Property

3.13(b)	Real Property

3.14(a)	Employee Benefits Matters

3.14(b)	Employee Benefits Matters

3.14(c)	Employee Benefits Matters

3.14(g)	Employee Benefits Matters

3.15	Taxes

3.16(a)	Material Contracts

SECTION OF DISCLOSURE
SCHEDULE

3.16(b)	Material Contracts

3.18(a)	Labor Relations

3.18(b)	Labor Relations

3.20	Transactions with Related Persons

          SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 8, 2008, among HLTH CORPORATION, a Delaware corporation (“Parent”), SYN BUSINESS HOLDINGS, INC., a California corporation and wholly owned subsidiary of Parent (the “Seller”), EBS MASTER LLC, a Delaware limited liability company of which EBS Acquisition LLC (as defined below), EBS Executive Incentive Plan LLC, a Delaware limited liability company, and the Seller are members (“Master LLC”), EBS Acquisition LLC, a Delaware limited liability company (“EBS Acquisition LLC”), Hellman & Friedman Capital Associates VI, L.P., a Delaware limited partnership (the “H&F Purchaser 1”), Hellman & Friedman Capital Executives VI, L.P., a Delaware limited partnership (the “H&F Purchaser 2”), HFCP VI Domestic AIV, L.P., a Delaware limited partnership (the “H&F Purchaser 3”), H&F Harrington AIV I, L.P., a Delaware limited partnership (the “H&F Purchaser 4” and, together with H&F Purchaser 1, H&F Purchaser 2 and H&F Purchaser 3, the “H&F Purchasers”), and EBS Acquisition II LLC, a Delaware limited liability company (the “GA Purchaser” and, together with the H&F Purchasers, the “Purchasers”).
          WHEREAS, as of the date hereof, the Seller owns 48,000,000 Units of Master LLC (such Units, the “Securities”);
          WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, all of the Securities; and
          WHERERAS, simultaneously herewith, (i) Parent, Master LLC and the Business Services Entities (as defined therein) are entering into an Amended and Restated Data License Agreement, (ii) Master LLC, Envoy LLC, a Delaware limited liability company (“Envoy LLC”), WebMD Health Corp., a Delaware corporation (“WebMD”), and WebMD Health Services Group, Inc., a Delaware corporation (“WHS”), are entering into a Second Amended and Restated Business Services Agreement and (iii) Envoy LLC and WebMD are entering into an Amended and Restated License Agreement.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01.   Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Actual Knowledge of Parent” means the actual knowledge of the Persons listed in Exhibit 1.01(a) as of the date of this Agreement, without any duty of inquiry.

          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Aggregate Cash Payment Amount” means, with respect to each Purchaser, an amount in cash equal to the product of (i) the Cash Purchase Price multiplied by (ii) such Purchaser’s Commitment Percentage.
          “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information maintained, created or prepared by the Companies.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
          “Cash” means cash, cash equivalents and short-term investments.
          “Cash Purchase Price” means $575,000,000.
          “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provisions of succeeding law).
          “Companies” means Master LLC and each Subsidiary of Master LLC.
          “Company Intellectual Property” means all Intellectual Property owned by or licensed to the Companies.
          “Confidentiality Agreements” means (i) that certain letter agreement, dated October 23, 2007, between Parent and General Atlantic Service Company, LLC (the “GA Confidentiality Agreement”) and (ii) that certain letter agreement, dated October 26, 2007, by Hellman & Friedman Advisors LLC and addressed to Parent (the “H&F Confidentiality Agreement”).
          “Contract” means any agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Disclosure Schedule” means the confidential disclosure schedule, dated as of the date hereof, delivered by Parent to the Purchasers in connection with this Agreement.
          “EBS LLC” means Emdeon Business Services LLC, a Delaware limited liability company.

          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, adverse claim, right of way, survey defect, title defect, conditional sale or other title retention device or arrangement other than any licenses of Intellectual Property.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GA Merger Agreement” means the Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Parent, the Seller (as successor by merger to EBS Holdco, Inc.), Master LLC, EBS LLC, Medifax, EBS Acquisition LLC, GA EBS Merger LLC and EBS Merger Co.
          “GA Merger Date” means November 16, 2006.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Indebtedness” means, without duplication (but excluding accounts payable and accrued expenses), (a) all indebtedness for borrowed money, whether current, short term, or long term, secured or unsecured, and indebtedness evidenced by any note, bond, debenture or other debt security, (b) all indebtedness for the deferred purchase price for purchases of property outside the ordinary course of business which is not evidenced by trade payables, (c) all lease obligations under leases which are capital leases in accordance with GAAP, (d) any payment obligations in respect of banker’s acceptances or letters of credit, (e) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (f) all off balance sheet financings of the type required by GAAP to be disclosed in financial statements or the footnotes thereto prepared in accordance with GAAP, and (g) any guarantee or security interest granted with respect to any indebtedness of the type referred to in clauses (a) through (f) above, and (h) accrued and unpaid interest on, and prepayment premiums or penalties accrued or owing on, any such foregoing obligation.
          “Indemnified Party” means the Purchasers, in the case of indemnification pursuant to Section 9.02, or Parent, in the case of indemnification pursuant to Section 9.03.
          “Indemnified Taxes” means: (a) Taxes imposed on or payable by any Company for any taxable period that ends on or before the GA Merger Date; (b) with respect to Straddle Periods, Taxes imposed on any Company which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the GA Merger Date; and (c) Taxes attributable to a taxable period ending on or before the GA Merger Date for which any Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law) by reason of any Company being included in any consolidated, affiliated, combined or unitary group with Parent (or any Affiliates of Parent) at any time before the GA Merger Date; provided, however, that Indemnified Taxes shall not include Taxes to the extent resulting from any breach of a representation, warranty or covenant under the GA Merger Agreement by EBS Acquisition LLC or, following the GA Merger Date, by Master LLC; provided, further, that any such breach by Master LLC or any Company shall not be taken into account for purposes of the previous proviso if and to the extent such breach by Master LLC or any Company was attributable to any action or failure to act by Parent or any of its Subsidiaries (including, without limitation, the Seller) not required by the GA Merger Agreement or the LLC Agreement. Transactions occurring or actions taken on the GA Merger Date but after the “Closing” (as defined in the GA Merger Agreement) outside the ordinary course of business of the Companies shall be treated as occurring on the next day and, as such, shall for purposes of this definition be treated as occurring in the taxable period (or portion thereof) beginning the day after the GA Merger Date.
          “Indemnifying Party” means Parent, in the case of indemnification pursuant to Section 9.02, or the Purchasers, in the case of indemnification pursuant to Section 9.03.
          “Intellectual Property” means all of the following, as they exist in the United States: (i) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted); (ii) trademarks, service marks, trade dress, trade names or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (iii) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights; (iv) trade secrets and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and (v) Internet second-level domain names.
          “Intercompany Agreements” means those Contracts listed on Exhibit 1.01(b).
          “IP Licenses” means all licenses and sublicenses, including without limitation, the right to receive royalties or any other consideration relating to Intellectual Property.
          “IRS” means the Internal Revenue Service of the United States.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by any Company, in each case, as tenant.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action, Governmental Order or Contract.

          “LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Master LLC, dated as of April 6, 2007 and effective as of January 1, 2007.
          “Material Adverse Effect” means any circumstance, event, change or effect that is materially adverse to the results of operations, assets or financial condition of the Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Companies operate (including legal, regulatory or GAAP changes), but only to the extent such events, circumstances, changes or effects do not affect the Companies’ businesses in a disproportionate manner; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally, but only to the extent such events, circumstances, changes or effects do not affect the Companies’ businesses in a disproportionate manner; (iii) changes arising from the consummation of the transactions contemplated by, or by the announcement of, this Agreement; (iv) any circumstance, change or effect that results from any action taken that was taken with the express written consent of the Purchasers; (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; and (vi) any non-recurring and adverse change or effect that is cured by Parent prior to the Closing; provided, further, that with respect to references to Material Adverse Effect in the representations and warranties set forth in Sections 3.04 and 3.05 (and to the extent related to such representations and warranties, the condition set forth in Section 8.02(a)), the exceptions set forth in clause (iii) shall not apply.
          “Medifax” means Medifax-EDI Holding Company, a Delaware corporation, and its Subsidiaries.
          “Mergers” has the meaning set forth for such term in the GA Merger Agreement.
          “Parent’s Knowledge”, “Knowledge of Parent” or similar terms used in this Agreement mean the knowledge of the Persons listed in Exhibit 1.01(a) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate and only with respect to those matters contained in such certificate), after reasonable inquiry.
          “Permits” means all licenses, permits, orders, approvals, registrations, authorizations, qualifications and filings under applicable Laws or with Governmental Authorities.
          “Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or that are being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Company, as the case may be, or that are being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’

compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the business of the Companies, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record which do not, individually or in the aggregate, materially interfere with the business of the Companies, (e) matters which would be disclosed by an accurate survey or inspection of the Leased Real Property which they encumber, which do not, individually or in the aggregate, materially interfere with the business of the Companies, (f) all other Encumbrances which do not, individually or in the aggregate, materially interfere with the business of the Companies and (g) any mortgage, lien, security interest or encumbrance that secures debt and that is reflected as a liability on the Year End Audited Balance Sheet.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “Reference Statement Date” means December 31, 2006.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Software” means computer software programs, including, without limitation, all source code, object code, specifications, designs and documentation related thereto.
          “Straddle Period” means any taxable period beginning on or before the GA Merger Date and ending after the GA Merger Date.
          “Subsidiaries” means any entity with respect to which a specified Person (or a subsidiary thereof) (i) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors, or similar managing body or (ii) owns, directly or indirectly, a majority of the equity interests.
          “Tax” or “Taxes” means any and all taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, estimated withholding, ad valorem, stamp, transfer, value added and similar taxes.
          “Tax Benefit” means the sum of the amount by which the Tax liability of a Person to the appropriate Governmental Authority is actually reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest paid by such government or jurisdiction relating to such Tax liability.

          “Tax Distributions” has the meaning set forth for such term in the LLC Agreement.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed, or required to be filed, with a Governmental Authority with respect to Taxes.
          “Third-Party Payor” means any Person engaged primarily in the business of providing healthcare indemnity plans, health maintenance organization plans, preferred provider organization plans and similar healthcare coverage plans to third parties, either on a risk basis or on an employer-funded basis.
          “Transition Services Agreement” means the Transition Services Agreement, dated as of November 16, 2006, between Parent and EBS LLC, as amended on December 21, 2007.
          “Unauthorized Code” means (i) any virus, trojan horse, worm, or other Software routines designed to permit unauthorized access or to maliciously disable, erase, or otherwise harm any computer, systems or Software, and (ii) any time bomb or other Software routine designed to maliciously disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensor, licensee or owner of a copy of the program or the right and title in and to the Software.
          “Unit” has the meaning set forth for such term in the LLC Agreement.
          “Unreleased Company Contracts” means those Company Contracts (as such term is defined in the GA Merger Agreement) that are still in effect and that have not been replaced pursuant to the GA Merger Agreement as of the date hereof and as of the Closing.
          “Unreplaced Shared Contracts” means those Shared Contracts (as such term is defined in the GA Merger Agreement) that are still in effect and that have not been replaced pursuant to the GA Merger Agreement as of the date hereof and as of the Closing.

Term	Section

Acquisition Proposal	5.10
Action	1.01
Actual Knowledge of Parent	1.01
Affiliate	1.01
Aggregate Cash Payment Amount	1.01
Agreement	Preamble
Allocation	7.06
Asset Sales	2.05(a)(iii)
Books and Records	1.01
Business Day	1.01
Cash	1.01
Cash Purchase Price	1.01
Claims Notice	9.05(a)
Closing	2.02

Term	Section
Closing Date	2.02
Code	1.01
Commitment Percentage	2.01
Companies	1.01
Company Intellectual Property	1.01
Company Interests	2.05(a)(i)
Company Sales	2.05(a)(ii)
Confidentiality Agreements	1.01
Contest	7.02(a)
Contract	1.01
control	1.01
controlled by	1.01
Deposits	5.06(a)
Disclosure Schedule	1.01
EBS Acquisition LLC	Preamble
EBS LLC	1.01
Encumbrance	1.01
Envoy Guaranty	5.06(b)
Envoy LLC	Recitals
Equity Commitment Letter	4.05(a)
Equity Financing	4.05(a)
Equity Investor	4.05(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(e)
Exchange Act	1.01
Fundamental Reps	9.01
GA Confidentiality Agreement	Definition of Confidentiality Agreements
GA Merger Agreement	1.01
GA Merger Date	1.01
GA Purchaser	Preamble
GAAP	1.01
Governmental Authority	1.01
Governmental Order	1.01
Guarantees	5.06(a)
H&F Confidentiality Agreement	Definition of Confidentiality Agreements
H&F Purchaser 1	Preamble
H&F Purchaser 2	Preamble
H&F Purchaser 3	Preamble
H&F Purchaser 4	Preamble
H&F Purchasers	Preamble
Higher Threshold Amount	2.05(a)
Higher Threshold Triggering Events	2.05(a)
Implied Gain	2.05(d)
Indebtedness	1.01
Indemnified Party	1.01
Indemnified Taxes	1.01

Term	Section
Indemnifying Party	1.01
Independent Accounting Firm	7.06
Initial Communications	5.07
Intellectual Property	1.01
Intercompany Agreements	1.01
IP Licenses	1.01
IRS	1.01
Knowledge of Parent	1.01
Law	1.01
Leased Real Property	1.01
Leases	3.13
Liabilities	1.01
LLC Agreement	1.01
LOC Agreement	5.06(a)
LOC Date	5.06(a)
Losses	9.02
Lower Threshold Amount	2.05(a)
Lower Threshold Triggering Events	2.05(a)
Master LLC	Preamble
Material Adverse Effect	1.01
Material Contracts	3.17
Medifax	1.01
Mergers	1.01
Multiemployer Plan	3.14(f)
Nine-Month Unaudited Financial Statements	3.06(a)
Parent	Preamble
Parent’s Knowledge	1.01
Permits	1.01
Permitted Encumbrances	1.01
Person	1.01
Plans	3.14(a)
Proposed Higher Threshold Event	2.05(a)(v)
Proposed Lower Threshold Event	2.05(a)(v)
Public Offering	2.05(a)(vi)
Purchaser Sales	2.05(a)(i)
Purchasers	Preamble
Recapitalizations	2.05(a)(iv)
Reference Statement Date	1.01
Regulations	1.01
Related Person	3.22
Released Parties	5.06(a)
Sales	2.05(a)(iii)
Securities	Recitals
Securities Act	1.01
Seller	Preamble
Software	1.01

Term	Section
Specified Amount	2.05(a)
Straddle Period	1.01
Stub Period	5.02(b)
Subsidiaries	1.01
Tax	1.01
Tax Benefit	1.01
Tax Distributions	1.01
Tax Returns	1.01
Taxes	1.01
Termination Date	10.01(b)
Third-Party Claim	9.05(b)
Third-Party Payor	1.01
Threshold Amounts	2.05(a)
Transition Services Agreement	1.01
Triggering Events	2.05(a)
Unauthorized Code	1.01
under common control with	1.01
Unit	1.01
Unreleased Company Contracts	1.01
Unreplaced Shared Contracts	1.01
WARN Act	3.19(b)
WebMD	Recitals
WHS	Recitals
Year End Audited Balance Sheet	3.07
Year End Audited Financial Statements	3.06
     Section 1.02.   Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:
          (a) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto;
          (b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (f) the words “material” and “materially” and words of similar import, when used in this Agreement with respect to a representation or warranty pertaining to the condition of a Company, are to be understood by reference to the businesses, assets and properties of the Companies taken as a whole;
          (g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (h) the definitions contained in this Agreement are applicable to the singular, as well as the plural forms of such terms; and
          (j) references to a Person are also to its successors (by merger or otherwise) and permitted assigns.
ARTICLE II
PURCHASE AND SALE OF THE SECURITIES
     Section 2.01.   Purchase and Sale of the Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each of the Purchasers shall purchase from the Seller a number of Securities (rounded to the nearest whole number) equal to the product of (i) 48,000,000 multiplied by (ii) such Purchaser’s Commitment Percentage, and (b) the Seller shall sell, convey, assign, transfer and deliver to the applicable Purchasers all of the Seller’s right, title and interest in and to the Securities, free and clear of all Encumbrances, other than such Encumbrances as may be created by or on behalf of the applicable Purchaser. After giving effect to the transactions contemplated by this Agreement, the Seller shall have no rights to any distributions from Master LLC, including no rights to Tax Distributions. For purposes hereof, “Commitment Percentage” means, with respect to each Purchaser, a fraction, the numerator of which is the commitment amount set forth opposite such Purchaser’s name on Exhibit 2.01 and the denominator of which is the sum of all of the Purchasers’ commitment amounts set forth on Exhibit 2.01.
     Section 2.02.   Closing Transactions.
          (a) Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 at 11:00 a.m. (Eastern Time) on February 8, 2008, or at such other place or at such other time or on such other date as Parent and the Purchasers may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          (b) Deliveries. At the Closing:
     (i) Each Purchaser shall pay to Parent, on behalf of the Seller, an amount in cash equal to such Purchaser’s Aggregate Cash Payment Amount by wire transfer of immediately available funds to the account designated in writing by Parent to such Purchaser prior to the Closing.
     (ii) Each Purchaser shall deliver to Parent a certificate of a duly authorized executive officer of such Purchaser certifying as to the matters set forth in Section 8.01(a) and Section 8.01(b).
     (iii) Each Purchaser shall deliver to Parent a true and complete copy, certified by the Secretary or an Assistant Secretary of such Purchaser, of the resolutions duly and validly adopted by the Board of Directors or members of such Purchaser evidencing their approval and authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     (iv) EBS Acquisition LLC and Master LLC shall each deliver to Parent a release, the form of which is attached hereto as Exhibit 2.02(b)(iv).
     (v) Parent shall deliver to each Purchaser a certificate of a duly authorized executive officer of Parent certifying as to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(d).
     (vi) Parent shall deliver to each Purchaser a true and complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by the respective Board of Directors of Parent and the Seller evidencing their approval and authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     (vii) Parent shall deliver to each Purchaser an affidavit of non-foreign status duly executed by the Seller in a form that is in compliance with Section 1445 of the Code and the Regulations promulgated thereunder and reasonably satisfactory to the Purchasers.
     (viii) Parent shall deliver to each Purchaser evidence reasonably satisfactory to the Purchasers of the resignation, effective as of Closing, of each director of the Companies and of EBS Executive Incentive Plan LLC designated (directly or indirectly) by Parent or the Seller.
     (ix) Parent shall deliver to each Purchaser evidence reasonably satisfactory to the Purchasers of a valid election by Master LLC, pursuant to Section 754 of the Code and effective as of November 16, 2006.
     (x) Parent and the Seller shall each deliver to Master LLC, EBS Acquisition LLC and the Purchasers a release, the form of which is attached hereto as Exhibit 2.02(b)(x).
     Section 2.03.   Limited Liability Company Agreement. Each of the parties hereto agrees and acknowledges that the LLC Agreement shall be amended and restated at the Closing in a manner that has been agreed to by the Purchasers and that provides, among other things, for the replacement of the Seller with the Purchasers as members of Master LLC.

     Section 2.04.   Waiver. Each of the parties hereto acknowledges that, by executing this Agreement, EBS Acquisition LLC and Master LLC hereby waive their respective rights under Section 9.5 and Section 9.7 of the LLC Agreement with respect to the sale of the Securities and forever release the other parties hereto and their respective Affiliates from any and all manner of obligations arising in connection with such rights.
     Section 2.05.   Resale, Recapitalization or Public Offering.
          (a) In the event that:
          (i) on or prior to September 30, 2008, any Purchaser or any Affiliate of any Purchaser (other than the Companies) shall directly or indirectly, in one or more transactions, sell, dispose of, or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, direct or indirect beneficial ownership of any equity securities of or other interests in any of the Companies or any of their respective successors or any securities, rights or other interests convertible into or exercisable or exchangeable for any such equity securities or other interests (all such securities, rights, and interests are referred to herein as “Company Interests”), in each case, (x) to a third party (who is not an Affiliate, employee or consultant of a Purchaser or any of the Companies or any of their successors), (y) whether pursuant to a direct or indirect sale of such Company Interests, merger or otherwise and (z) other than any sale by a Company of the Company Interests of any other Company (all such transactions not subject to clause (z), “Purchaser Sales”);
          (ii) on or prior to September 30, 2008, any Company shall directly or indirectly, in one or more transactions, sell, issue or otherwise transfer, or cause to be sold, issued or otherwise transferred, any Company Interests of such Company, other than issuances of Company Interests by a Company for the express purpose of raising proceeds for a specifically identified acquisition, and, in each case, (x) to a third party (who is not a Company, a Purchaser or an Affiliate, employee or consultant of any of the Companies or any Purchaser or any of their respective successors) and (y) except for an Asset Sale, which, for the avoidance of doubt, shall be covered by Section 2.05(a)(iii), whether pursuant to a direct or indirect sale of such Company Interests, merger or otherwise) (all such included transactions, “Company Sales”);
          (iii) on or prior to September 30, 2008, any Company shall directly or indirectly, in one or more transactions, sell, dispose of, or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, other than in the ordinary course of business, any assets of any Company (or any of their respective successors) (including the sale by a Company of the Company Interests of any other Company, whether by direct or indirect sale, merger or otherwise), other than the dental business or pharmacy business of the Companies, in each case, to a third party (who is not a Company or an Affiliate, employee or consultant of any of the Companies or any of their successors) (all such included transactions, “Asset Sales”, and together with Purchaser Sales and Company Sales, “Sales”);

          (iv) on or prior to September 30, 2008, any Purchaser, any Affiliate of any Purchaser or any Company shall directly or indirectly, in one or more transactions, cause Master LLC (or any successor thereto) to engage in one or more recapitalizations or restructurings pursuant to which Cash, securities or other property shall be distributed to holders of Company Interests (all such transactions, “Recapitalizations”);
          (v) on or prior to September 30, 2008, any Purchaser, any Affiliate of any Purchaser or any Company shall, as applicable, enter into one or more binding written agreements for, or publicly announce the intention to enter into, a Company Sale or Asset Sale (in such instances, a “Proposed Higher Threshold Event”), or a Purchaser Sale or Recapitalization (in such instances, a “Proposed Lower Threshold Event”), and subsequently (whether before or after September 30, 2008) engage in such Sale or Recapitalization with respect to which a binding agreement was so executed or such announcement was made on or prior to September 30, 2008; or
          (vi) on or prior to August 1, 2008, any Company shall file a registration statement with the Securities and Exchange Commission for the underwritten offering of Company Interests (a “Public Offering”) and subsequently (whether before or after August 1, 2008) sell such Company Interests through such Public Offering;
then, if the aggregate value of the proceeds from such Purchaser Sales, Recapitalizations, Proposed Lower Threshold Events and Public Offerings (collectively “Lower Threshold Triggering Events”) exceeds $57,500,000 (the “Lower Threshold Amount”), or if the aggregate value of the proceeds from such Company Sales, Asset Sales and Proposed Higher Threshold Events (collectively, “Higher Threshold Triggering Events”, and together with the Lower Threshold Triggering Events, “Triggering Events”)) exceeds $120,000,000 (the “Higher Threshold Amount”, and together with the Lower Threshold Amount, “Threshold Amounts”)), or if the aggregate value of the proceeds of any combination of Lower Threshold Triggering Events and Higher Threshold Triggering Events exceeds the arithmetic average of the Threshold Amounts of all such Triggering Events, then the Cash Purchase Price shall be increased by an amount (the “Specified Amount”) equal to 50% of the Implied Gain (as defined below) resulting from such Triggering Events. Notwithstanding the foregoing, any transfer of any partnership interests in any investment fund Affiliated with a Purchaser or of any interests in any H&F Purchaser in connection with any such transfer, in each case which could thereby be deemed an indirect transfer of beneficial interests in any Company and in other portfolio investments shall in no event be deemed to constitute, or count towards the relevant thresholds applicable to, a Sale, Recapitalization, Proposed Higher Threshold Event or Proposed Lower Threshold Event.
          (b) The aggregate Specified Amount shall be payable without interest by the Purchaser(s) who have participated in the relevant Triggering Event (or by all the Purchasers pro rata if a Company shall have participated in the relevant Triggering Event) to Parent in cash promptly following receipt by the Companies, the Purchasers or their Affiliates of aggregate consideration from one or more Triggering Events that exceeds the relevant Threshold Amount.
          (c) The Purchasers shall give Parent prompt written notice of the occurrence of each Triggering Event, including a reasonably detailed description of the terms thereof

(including all information reasonably necessary to calculate the Implied Gain) and copies of any agreements related thereto.
          (d) “Implied Gain” shall mean: (i) in the case of a Sale, Proposed Higher Threshold Event, Proposed Lower Threshold Event or Public Offering, (A) 48% of the aggregate value of all outstanding ownership interests in Master LLC (or any successor thereto), as implied by the terms of such transaction (regardless of what portion, if any, of such ownership interests are actually involved in the transaction) less (B) the Cash Purchase Price; and (ii) in the case of a Recapitalization, (A) 48% of the sum of (x) the value of all of the outstanding ownership interests in Master LLC (or any successor thereto) implied by the terms of such Recapitalization (assuming completion of such Recapitalization, but regardless or what portion of such ownership interests are actually involved in such Recapitalization) plus (y) the aggregate value of any cash, securities or other assets distributed in connection with such Recapitalization, less (B) the Cash Purchase Price; provided, however, that in calculating “Implied Gain,” if the Higher Threshold Amount was reached as a result of more than one Higher Threshold Triggering Event having occurred, or if the Lower Threshold Amount was reached as a result of more than one Lower Threshold Triggering Event having occurred, those Triggering Events shall all be reflected in such calculation, with the Triggering Events weighted proportionately based on the relative amounts of the proceeds thereof. In the event that at least one Lower Threshold Triggering Event and at least one Higher Threshold Triggering Event shall occur and neither of the respective Threshold Amounts shall be exceeded as a result, the aggregate value of the proceeds of all such Triggering Events shall be added together and from such amount shall be deducted the arithmetic average of the Threshold Amounts for all such Triggering Events.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
          Except as set forth in the Disclosure Schedule, Parent hereby represents and warrants to the Purchasers as follows:
     Section 3.01.   Organization, Authority and Qualification of Parent, the Seller and Master LLC.
          (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.

          (b) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.
          (c) Master LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Master LLC of this Agreement, the performance by Master LLC of its obligations hereunder and the consummation by Master LLC of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Master LLC. This Agreement has been duly executed and delivered by Master LLC, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Master LLC, enforceable against Master LLC in accordance with its terms, except as such enforceability is limited by, bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of public policy.
     Section 3.02.   Capitalization; Ownership of Securities. The authorized limited liability company interests of Master LLC consist of 110,000,000 Units. Section 3.02 of the Disclosure Schedule sets forth, as of the date hereof, each record owner of outstanding limited liability company interests of Master LLC. As of the Closing, the Seller shall be the record owner of, and have good and marketable title to, the number of Securities set forth in Section 3.02 of the Disclosure Schedule, free and clear of all Encumbrances, other than as set forth in Section 3.02 of the Disclosure Schedule. At the Closing, the Seller shall sell to the Purchasers good and marketable title to the Securities, free and clear of all Encumbrances, other than as set forth in Section 3.02 of the Disclosure Schedule and other than such Encumbrances as may be created by or on behalf of the applicable Purchaser. All of the issued and outstanding limited liability company interests of Master LLC have been duly authorized and validly issued. Except as set forth in Section 3.02 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the limited liability company interests of Master LLC or obligating the Seller or Parent (or any of their respective Affiliates) to issue or sell any interests in Master LLC. From the Reference Statement Date and through the date of this Agreement, Master LLC has not made any distributions (including Tax Distributions) to the holders of equity securities of Master LLC.
     Section 3.03.   Subsidiaries. Section 3.03 of the Disclosure Schedule sets forth all of Master LLC’s Subsidiaries as of the date of this Agreement and as of the Closing, listing for each subsidiary, its name and its jurisdiction of incorporation, its authorized capital stock or other ownership interests and the number of issued and outstanding shares or other ownership interest. Other than with respect to such Subsidiaries and except as set forth in Section 3.03 of the Disclosure Schedule, Master LLC does not own, directly or indirectly, any capital stock or other ownership interests of any Person. Except as set forth in Section 3.03 of the Disclosure Schedule, as of the date of this Agreement and as of the Closing, all of the issued and outstanding shares or other ownership interests of each of the Subsidiaries listed in Section 3.03 of the Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and, at the Closing, all such issued and outstanding shares or other ownership interests will be owned directly or indirectly by Master LLC, as the case may be, free and clear of all Encumbrances other than Encumbrances set forth in Section 3.03 of the Disclosure Schedule. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock or other ownership interests of any of the Subsidiaries listed in Section 3.03 of the Disclosure Schedule or obligating either Parent or any such Subsidiary (or their Affiliates) to issue or sell any capital stock or other ownership interests in any such Subsidiary.
     Section 3.04.   No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchasers or any of their respective Affiliates, the execution, delivery and performance by Parent, the Seller and Master LLC of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Parent, the Seller, Master LLC or, to Parent’s Knowledge, any other Company, (ii) conflict with or violate any Law or Governmental Order applicable to Parent, the Seller or, to Parent’s Knowledge, Master LLC or any other Company, or (iii) to Parent’s Knowledge, except as set forth in Section 3.04 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent or notice under, any Material Contract except, in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of Parent, the Seller or Master LLC to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement or (B) otherwise have a Material Adverse Effect.
     Section 3.05.   Governmental Consents and Approvals. The execution, delivery and performance by Parent, the Seller and Master LLC of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.05 of the Disclosure Schedule, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Parent, the Seller or Master LLC of the transactions contemplated by this Agreement or would not have a Material Adverse Effect, or (iii) as may be necessary as a result of any facts or circumstances solely relating to the Purchasers or any of their respective Affiliates.

     Section 3.06.   Financial Information.
          (a) Set forth in Section 3.06(a) of the Disclosure Schedule are the following financial statements: (i) the audited combined consolidated balance sheet of the Companies as of December 31, 2006 (the “Year End Audited Balance Sheet”) and the related audited combined consolidated statements of income and cash flows of the Companies for (a) the period from January 1, 2006 to November 16, 2006 and (b) the period from November 16, 2006 to December 31, 2006 (collectively, the “Year End Audited Financial Statements”) and (ii) the unaudited combined consolidated balance sheet of the Companies as of September 30, 2007, and the related unaudited combined consolidated statements of income and cash flows of the Companies for the nine-month period ended September 30, 2007 (the “Nine-Month Unaudited Financial Statements”).
          (b) Except as set forth in Section 3.06(b) of the Disclosure Schedule, the Year End Audited Financial Statements and the Nine-Month Unaudited Financial Statements fairly present, in all material respects, the combined consolidated financial position, results of operations and cash flows of the Companies as of each date and for the periods covered thereby in accordance with GAAP, applied on a consistent basis; provided, that the Nine-Month Unaudited Financial Statements lack (i) footnotes and other presentation items associated with audited financial statements and (ii) updates to the Deferred Tax Accounts amounts included in the Nine-Month Unaudited Financial Statements. All of the Companies are combined or consolidated for accounting purposes.
     Section 3.07.   Absence of Undisclosed Material Liabilities. To Parent’s Knowledge, as of the date of this Agreement, there are no Liabilities of the Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (i) reflected on, or reserved against in, the Year End Audited Balance Sheet, (ii) set forth in Section 3.07 of the Disclosure Schedule, (iii) incurred since the Reference Statement Date in the ordinary course of business of the Companies, or (iv) which would not have a Material Adverse Effect.
     Section 3.08.   Conduct in the Ordinary Course. Except as set forth in Section 3.08 of the Disclosure Schedule, from the Reference Statement Date and through the date of this Agreement, to the Knowledge of Parent, each Company has not:
          (a) (i) issued, sold or redeemed or repurchased or otherwise acquired any capital stock, limited liability company interest or other ownership interests, notes, bonds or other securities of the Companies (or any option, warrant or other right to acquire the same), (ii) declared, made or paid any dividends or distributions to the holders of capital stock or other equity securities, of any Company, as the case may be, other than dividends, distributions and redemptions declared, made or paid by any Company solely to another Company and other than Tax Distributions or (iii) split, combined or reclassified any capital stock of the Companies;
          (b) amended or restated the certificate of incorporation or bylaws (or similar organizational documents) of a Company, as the case may be;
          (c) granted, adopted or announced (i) any, increase in, or acceleration of payment or vesting of, the salaries, bonuses or other compensation or benefits, or (ii) any new bonus or other compensation or benefits payable by such Company, as the case may be, to any of the current or former employees, officers, individual consultants or directors of any Company other than (x) as required by Law, (y) pursuant to any Plans, or (z) solely with respect to employees who are not employees of any Company with current annual salaries in excess of $150,000, in the ordinary course of business consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (d) except in the ordinary course of business, (i) incurred any indebtedness for borrowed money (other than Indebtedness to Parent or to another Company), (ii) issued any debt securities, or (iii) assumed or guaranteed or otherwise become responsible for any indebtedness of any Person (other than Indebtedness of another Company), in the case of (i), (ii) and (iii) above, in an aggregate amount exceeding $2,000,000;
          (e) made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof for consideration in excess of $2,000,000 in the aggregate;
          (f) except in the ordinary course of business, created any Encumbrances on any of their assets, tangible or intangible, other than Permitted Encumbrances and Encumbrances on assets having an aggregate value not in excess of $2,000,000;
          (g) sold, assigned or transferred any of their tangible assets except in the ordinary course of business and except for any such assets having an aggregate value of less than $2,000,000;
          (h) disposed of, granted, licensed, abandoned or permitted to lapse any Intellectual Property except in the ordinary course of business consistent with past practice (including sales and licenses to customers);
          (i) made any material change in any method of accounting or accounting practice or policy used by a Company, as the case may be, other than such changes required by GAAP or by Law;
          (j) waived any material rights of value under any Material Contracts, other than in the ordinary course of business consistent with past practice;
          (k) purchased, sold or entered into any contract to purchase or sell any real property;
          (l) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Companies;
          (m) suffered any Material Adverse Effect; or
          (n) agreed to take any of the actions specified in Sections 3.08 (a)-(k), except as contemplated by this Agreement and the Transition Services Agreement.

     Section 3.09.   Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, to the Knowledge of Parent, there is no Action by or against the Companies pending or threatened, that would, if adversely determined, have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement, the Intercompany Agreements, the Transition Services Agreement or the LLC Agreement or the consummation of the transactions contemplated hereby or thereby.
     Section 3.10.   Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule or as would not (i) materially and adversely affect the ability of Parent and the Companies to operate their respective businesses, (ii) materially and adversely affect the ability of Parent, the Seller or Master LLC to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement, or (iii) otherwise have a Material Adverse Effect, to the Knowledge of Parent, as of the date of this Agreement, none of the Companies is in violation of any Laws (including without limitation all applicable federal and state health care-related Laws), Governmental Orders or permits or licenses applicable to the Companies.
     Section 3.11.   Intentionally Omitted.
     Section 3.12.   Intellectual Property.
          (a) To the Knowledge of Parent, Section 3.12(a) of the Disclosure Schedule lists as of the date of this Agreement all registered Intellectual Property and applications for registered Intellectual Property owned by or exclusively licensed to any of the Companies. Except as set forth in Section 3.12(a) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of Parent, all such registrations, issuances, filings and applications for Company Intellectual Property are, as of the date of this Agreement, valid, subsisting, in full force and effect, and have not been or are not, as applicable, cancelled, expired, abandoned or otherwise terminated.
          (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) to the Knowledge of Parent, the operation of the Companies as conducted as of the date of this Agreement does not infringe or misappropriate the Intellectual Property of any third party, (ii) to the Actual Knowledge of Parent, the operation of the Companies as conducted as of the date of this Agreement does not infringe or misappropriate the intellectual property of any third party, (iii) to the Knowledge of Parent, the Companies have not received in the past three years prior to the date of this Agreement any written notice of any actual, alleged, possible or potential infringement or misappropriation of any Intellectual Property of any third party relating to the Companies and (iv) to the Knowledge of Parent, there is no Action pending or threatened by any third party against the Companies that challenges the legality, validity, enforceability, use or ownership of any Intellectual Property listed in Section 3.12(a) of the Disclosure Schedule or alleges a claim of infringement, dilution or misappropriation of any Intellectual Property of any third party.
          (c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) as of the date of this Agreement, to the Knowledge of Parent, there is no unauthorized use, disclosure, infringement, or misappropriation of any material Intellectual Property owned by or exclusively licensed to the Companies by any third party, including by any employee or former employee of the Companies and (ii) the Companies have not brought an Action in the three years prior to the date of this Agreement (subject to the Knowledge of Parent with respect to the period from the GA Merger Date through the date hereof) alleging infringement or misappropriation of any material Intellectual Property owned by or licensed to the Companies or breach of any license or agreement involving such material Intellectual Property against any third party.
          (d) To the Knowledge of Parent, each of the Companies has taken commercially reasonable measures to maintain and protect the Company Intellectual Property that is owned by any of the Companies, which measures include entering into appropriate confidentiality agreements where commercially reasonable to protect the trade secrets and confidential information of the Companies.
          (e) To the Knowledge of Parent, as of the date of this Agreement the “Transform” software product performs in substantial conformance with its documentation and does not contain any Unauthorized Code. Except as set forth in Section 3.12(e) of the Disclosure Schedule, to the Knowledge of Parent, the “Transform” software product does not contain, and is not distributed with, any “open source” code in any manner which would make such software product subject to the terms of any provision of any related “open source” license which would require that the licensee (A) provide sublicensees with access to the source code of the third-party software component and any derivative works thereof, and/or (B) provide for further royalty-free distribution of the third-party software component and any derivative works thereof by sublicensees.
          (f) To the Knowledge of Parent, during the five years prior to the date of this Agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Company or any Person acting on its behalf to any Person (other than a Company) of any source code for the “Transform” software product, and there has not been a release from escrow of any source code for the “Transform” software product to any third party (other than deposits of source code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practices, which deposits have not been released from escrow). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release from escrow of any source code for the “Transform” software product or the grant of additional rights to a Person with regard to such source code.
          (g) Except as set forth in Section 3.12(g) of the Disclosure Schedule, the transactions contemplated hereby (including assignment by operation of law of any contract) will not result in: (A) the granting by any Company of any rights or licenses to any Company Intellectual Property to any third party (including any covenant not to sue with respect to any Company Intellectual Property); or (B) Master LLC or any of the Companies being bound by any non-compete, license, or other material restriction on the operation of the business of the Companies.

     Section 3.13. Real Property.
          (a) The Companies do not own any real property.
          (b) To the Knowledge of Parent, Section 3.13(b) of the Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of all leases, subleases and all material amendments for each such parcel of Leased Real Property (collectively the “Leases”), which schedule sets forth the date of and parties to each Lease and the address of Leased Real Property covered thereby. Copies of all Leases that, to Parent’s Knowledge, are true, correct and complete in all material respects have been made available to the Purchasers. Except as set forth in Section 3.13(b) of the Disclosure Schedule or as would not have a Material Adverse Effect, to the Knowledge of Parent, as of the date of this Agreement, (i) each Lease is in full force and effect, (ii) the transactions contemplated by this Agreement will not result in a breach of or default under any Lease, and will not otherwise cause any Lease to cease to be in full force and effect on identical terms following the Closing, and (iii) there are no material defaults under any Lease by the Company party thereto and there are no material defaults under any Lease by the counterparty thereto.
     Section 3.14. Employee Benefits Matters.
          (a) To the Knowledge of Parent, Section 3.14(a) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other material benefit plans or programs, and with respect to those employees of a Company whose current annual salary is in excess of $100,000, all employment, termination, severance or other contracts or agreements, in each such case (x) to which a Company is a party, (y) with respect to which a Company could incur any material liability or obligation or (z) which is maintained, contributed to or sponsored by (i) a Company for the benefit of any current or former employee, officer or director of a Company or (ii) Parent or any of its Subsidiaries (other than the Companies) for the benefit of any current employee, officer or director of a Company; provided, however, such list need not include any severance arrangement with respect to a former employee of a Company unless such severance obligation equals or exceeds six months of such former employee’s compensation (collectively, the “Plans”). Each Plan is in writing, except as set forth in Section 3.14(a) of the Disclosure Schedule, and a copy of each written Plan has been made available to the Purchasers.
          (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, to Parent’s Knowledge, each Plan has been operated prior to the date of this Agreement in all material respects in accordance with its terms and the requirements of all applicable Laws. To Parent’s Knowledge, as of the date of this Agreement, each of the Companies has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and no other party to any Plan is in material default or violation of any Plan. To Parent’s Knowledge, as of the date of this Agreement, no Action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Parent, no fact or event exists that could give rise to any such Action. Except as set forth in Section 3.14(b) of the Disclosure Schedule, no Plan provides medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by Section 4980B of the Code or by applicable state insurance laws.
          (c) To Parent’s Knowledge, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received, or timely applied for, a favorable determination letter, opinion letter or advisory letter from the IRS covering all of the provisions applicable to the Plan for which determination letters, opinion letters or advisory letters (as applicable) are currently available that the Plan is so qualified and has been timely amended to reflect all applicable changes in the qualification requirements under Section 401(a) of the Code as to which the time for amending has lapsed, and, to the Knowledge of Parent, no fact or event has occurred since the date of such determination letter, opinion letter or advisory letter (as applicable) or letters from the IRS to the date of this Agreement to adversely affect the qualified status of any such Plan, except as set forth in Section 3.14(c) of the Disclosure Schedule.
          (d) To the Knowledge of Parent, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) prior to the date of this Agreement with respect to any Plan that would reasonably be expected to subject any Company to any material tax or penalty imposed by Section 502 of ERISA or Section 4975 of the Code.
          (e) To the Knowledge of Parent, neither Parent nor any of the Companies, nor any other entity which, together with Parent or any of the Companies would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.
          (f) To the Knowledge of Parent, no Plan is a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) and neither Parent, the Companies nor any of their respective ERISA Affiliates has in the past six years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan.
          (g) Except as set forth in Section 3.14(g) of the Disclosure Schedule, to Parent’s Knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event), under any Plan or otherwise, (i) entitle any current or former employee, officer, consultant or director of a Company to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of compensation or benefits due to any such employee, officer, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
          (h) The consummation of the transactions contemplated by this Agreement will not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

          (i) To Parent’s Knowledge, each “nonqualified deferred compensation plan” (as defined in Section 409(A)(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.
          (j) None of the representations and warranties in this Agreement other than those contained in this Section 3.14 and Section 3.08(c), Section 3.16(a)(ii) and Section 3.18 shall address employee benefits matters. For the avoidance of doubt, “employee benefit matters” in the previous sentence shall not include matters regarding employment practices, labor relations, employment discrimination, terms and conditions of employment, and wages.
     Section 3.15. Taxes. Except (i) as set forth in Section 3.15 of the Disclosure Schedule and (ii) for matters that would not have a Material Adverse Effect:
          (a) All Tax Returns required to have been filed by or with respect to any Company have been timely filed (taking into account any extension of time to file granted or obtained) and, to Parent’s Knowledge, such Tax Returns were true, correct and complete; and all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the Companies that has not been satisfied by payment, settled or withdrawn which in the aggregate exceed $250,000. The Nine-Month Unaudited Financial Statements contain an adequate accrual for unpaid Taxes of the Companies for the periods covered thereby (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income attributable to periods ending on or before the date thereof), and none of the Companies has incurred any liability for Taxes subsequent to the date of the Nine-Month Financial Statements except in the ordinary course of business.
          (b) There has been no Tax audit, examination, suit or similar Tax proceeding since January 1, 2003, nor, to Parent’s Knowledge, have any of the foregoing been threatened in writing against or with respect to any Company since January 1, 2003. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from any Company which are expected to be outstanding as of the Closing Date.
          (c) Each Company has complied in all respects with the applicable Laws relating to the withholding of Taxes and the payment thereof. There are no Tax liens on any assets of the Companies (other than Permitted Encumbrances).
          (d) None of the Companies has been a United States real properly holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (e) None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (f) Neither any Company nor any Person on behalf of any Company has (i) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law; (ii) granted any Person any power of attorney that is currently in force with respect to any Tax matter; or (iii) since January 1, 2003, requested or received a ruling from a Governmental Authority in respect of Taxes or requested or entered into an agreement in respect of Taxes with a Governmental Authority.
          (g) No Company (i) is or ever has been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return, other than any group of which Parent is or has been a member, (ii) has any liability for the Taxes of any other Person under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law) other than with respect to Parent or any direct or indirect subsidiary of Parent, or (iii) is a party to or has any continuing obligation with respect to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) other than the GA Merger Agreement or the LLC Agreement.
          (h) No Company (i) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (ii) for taxable periods beginning after December 31, 2001, has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Code Section 6011 or any similar provision of state, local or foreign Law; (iii) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 made before the Closing Date or required to be made as a result of the transactions contemplated by this Agreement where such income would otherwise be reported in a taxable period ending on or before the Closing Date, (B) any intercompany transaction consummated prior to the Closing Date, or (C) an installment sale or open transaction disposition made on or before the Closing Date (or under any provision of Law of any jurisdiction with similar consequences as any of (iii)(A) through (iii)(C) above).
          (i) To the Knowledge of Parent, EBS LLC has always been a disregarded entity owned by Master LLC for U.S. federal income tax purposes and Parent has not taken any position to treat EBS LLC as anything other than a disregarded entity, including making a check-the-box election.
          (j) Master LLC has since its date of inception been treated as a partnership or pass-through entity for United States federal income tax purposes and any corresponding provision of state and local Tax Law.
          None of the representations and warranties in this Agreement other than those contained in this Section 3.15 and those contained in Section 3.14 as they relate to Taxes shall address Tax matters.
     Section 3.16. Material Contracts.
          (a) Section 3.16(a) of the Disclosure Schedule sets forth, to Parent’s Knowledge, a true, complete and correct list, as of the date of this Agreement, of each of the following Contracts to which any Company is a party (such Contracts being “Material Contracts”):
          (i) all Contracts (other than Leases listed in Section 3.13(b) of the Disclosure Schedule) involving total annual payments by any Company party thereto of more than $2,000,000 within the 12-month period prior to the last day of the most recent completed quarterly period, except in each case for those Contracts that are cancelable by a Company without penalty or further payment and for those Contracts that are cancelable by a Company with notice of 90 days or less;
          (ii) all employment Contracts with employees whose current annual salary is in excess of $100,000 and Contracts with independent contractors or consultants (or similar arrangements) whose current annualized consulting fee is in excess of $100,000, except in each case for those Contracts that are cancelable by a Company without penalty or further payment with notice of 60 days or less;
          (iii) all Contracts relating to or guaranteeing Indebtedness for borrowed money, or under which any note, bond indenture, mortgage, security interest or other evidence of Indebtedness has been issued, in each case having an outstanding principal amount in excess of $2,000,000;
          (iv) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time or contain a “most favored nations” provision, in any such case to the extent that such limitation or provision is material to the business of the Companies;
          (v) all Contracts with any Governmental Authority involving total annual payments in excess of $2,000,000;
          (vi) the top 20 Contracts with Third-Party Payors entered into by the Companies based on the amount of revenue to the Companies in calendar year 2006;
          (vii) the top 20 Contracts with submitters of medical and dental-claims transactions entered into by the Companies based on the aggregate number of medical and dental-claims transactions submitted to the Companies during calendar year 2006;
          (viii) any Contract entered into prior to the date of this Agreement with respect to the acquisition of any Person providing for an earnout obligation of a Company contingent or otherwise, which obligation continues in any respect after the date hereof;
          (ix) any Contract not described in Section 3.l6(a)(viii) which was entered into in the three year period prior to the date of this Agreement with respect to the acquisition of any Person providing for indemnification or other obligation of a Company, contingent or otherwise, which obligation continues in any respect after the date hereof;

          (x) all joint venture agreements or partnership agreements (other than contracts entered into in the ordinary course of the business of the Companies);
          (xi) all Contracts involving any material inbound licenses of Intellectual Property (excluding those concerning off-the-shelf or commercially available software with a current replacement value of less than $100,000, but including any material “open source” or similar licenses);
          (xii) any Shared Contract (as defined in the GA Merger Agreement) that remains in effect and that has not been replaced pursuant to the GA Merger Agreement as of the date hereof; and
          (xiii) any Company Contract (as defined in the GA Merger Agreement) that remains in effect and that has not been replaced pursuant to the GA Merger Agreement as of the date hereof.
          (b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, to Parent’s Knowledge, each Material Contract (i) is valid and binding on a Company, as the case may be, party thereto and the counterparties thereto, (ii) is in full force and effect and (iii) by giving effect to the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Schedule are not obtained, would continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, to Parent’s Knowledge, as of the date of this Agreement none of the Companies party thereto and none of the counterparties thereto are in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, no counterparty has given written notice, or, to the Actual Knowledge of Parent, given verbal notice, of its intention to terminate or not to renew a Material Contract.
          (c) Copies of all Material Contracts have been made available to the Purchasers and such copies are, to the Knowledge of Parent, true, correct and complete in all material respects.
     Section 3.17. Intentionally Omitted.
     Section 3.18. Labor Relations.
          (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, to Parent’s Knowledge, as of the date of this Agreement there is no pending or threatened strike, slowdown, picketing, work stoppage, or any pending application for certification of a collective bargaining agent against any of the Companies, except to the extent such disputes would not result in a Material Adverse Effect. There are no, and have not been in the prior six years (subject to the Knowledge of Parent with respect to the period from the GA Merger Date through the date hereof), collective bargaining agreements involving employees of the Companies.
          (b) To Parent’s Knowledge, Parent and the Companies have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the

regulations promulgated thereunder (the “WARN Act”), or any similar state or local law that remains unsatisfied. Section 3.18(b) of the Disclosure Schedule contains a list of the names and sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Companies during the six-month period prior to the date of this Agreement.
     Section 3.19. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     Section 3.20. Transactions with Related Persons. Except as set forth in Section 3.20 of the Disclosure Schedule, and except with respect to Unreplaced Shared Contracts, Unreleased Company Contracts, the GA Merger Agreement, the LLC Agreement and the Intercompany Agreements, together with the services performed pursuant to the Transition Services Agreement as of the date hereof and as of the Closing, (i) none of the Companies is party to any material business arrangement with Parent or its Affiliates (other than the Companies) or any of Parent’s or such Affiliate’s directors or officers (such a Person, a “Related Person”) or, to Parent’s Knowledge, a member of such Related Person’s immediate family and (ii) no Related Person or, to Parent’s Knowledge, any member of such Related Person’s immediate family owns any property or right, tangible or intangible, that is material to the business of the Companies.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
          Each of the Purchasers, severally and not jointly, hereby represents and warrants to Parent (other than those representations and warranties made only with respect to the GA Purchaser and the Equity Investor, which representations and warranties are made only by the GA Purchaser) as follows:
     Section 4.01. Organization and Authority of such Purchaser.
          (a) Such Purchaser is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Purchaser of this Agreement, the performance by such Purchaser of its obligations hereunder and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and (assuming due authorization, execution and delivery by other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.

          (b) The Equity Investor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to enter into the Equity Commitment Letter and to carry out the obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Equity Commitment Letter by the Equity Investor, the performance by the Equity Investor of its obligations thereunder and the consummation by the Equity Investor of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Equity Investor. The Equity Commitment Letter has been duly executed and delivered by the Equity Investor and constitutes a legal, valid and binding obligation of the Equity Investor, enforceable against the Equity Investor in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
     Section 4.02. No Conflict.
          (a) Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of such Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to such Purchaser or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent or notice under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of such Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
          (b) Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Equity Investor of the Equity Commitment Letter and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Equity Investor, (ii) conflict with or violate any Law or Governmental Order applicable to the Equity Investor or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent or notice under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Equity Investor is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Equity Investor to carry out its obligations under, and to consummate the transactions contemplated by, the Equity Commitment Letter.

     Section 4.03. Governmental Consents and Approvals. Assuming the accuracy of the representations and warranties in Section 3.05, the execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Purchaser of the transactions contemplated by this Agreement and, with respect to the GA Purchaser, the Equity Commitment Letter.
     Section 4.04. Investment Purpose. Such Purchaser is acquiring interests in Master LLC solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. Such Purchaser agrees that such interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Such Purchaser is able to bear the economic risk of holding such interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
     Section 4.05. Financing.
          (a) The GA Purchaser has delivered to Parent a complete and correct copy of an executed equity commitment letter (the “Equity Commitment Letter”) from an equity investor therein (the “Equity Investor”), pursuant to which the Equity Investor has agreed, on the terms contemplated by this Agreement, to provide cash equity financing in an aggregate amount equal to the GA Purchaser’s Aggregate Cash Payment Amount (such cash equity financing, the “Equity Financing”).
          (b) The Equity Financing, when funded in accordance with the Equity Commitment Letter, shall provide the GA Purchaser with acquisition financing at the Closing sufficient to consummate the transactions contemplated by this Agreement as obligated of the GA Purchaser on the terms contemplated by this Agreement and to pay related fees and expenses.
          (c) The Equity Commitment Letter is valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the GA Purchaser under the terms and conditions of the Equity Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing to the GA Purchaser, other than as set forth in the Equity Commitment Letter.
          (d) Immediately prior to the Closing, such Purchaser will, assuming the conditions set forth in this Agreement have been satisfied, have sufficient cash to pay such Purchaser’s Aggregate Cash Payment Amount.

     Section 4.06. Litigation. There is no Action by or against such Purchaser or, with respect to the GA Purchaser, the Equity Investor pending or, to the knowledge of such Purchaser, threatened, which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Purchaser.
ARTICLE V
ADDITIONAL AGREEMENTS
     Section 5.01. Conduct of Business Prior to the Closing.
          (a) Parent covenants and agrees that, except as otherwise expressly contemplated by this Agreement (including, without limitation, the actions to be taken pursuant to Section 5.06), between the time this Agreement is signed by all of the parties hereto and the Closing, all actions or decisions of any Company that would require the affirmative consent or approval of the Seller (or the Seller’s designees on the board of directors of Master LLC) pursuant to the LLC Agreement shall not be taken by Parent, the Seller or such designees without the prior written consent of the Purchasers, which consent will not be unreasonably withheld or delayed.
          (b) Each of the Purchasers covenants and agrees that, between the time this Agreement is signed by all of the parties hereto and the Closing, such Purchaser shall not conduct any business or activities or incur or guarantee the payment or performance of any Liabilities, except as contemplated by the terms of this Agreement.
     Section 5.02. Access to Information.
          (a) From the time this Agreement is signed by all of the parties hereto until the Closing, Parent shall use its commercially reasonable efforts to cause the Companies and their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchasers and their authorized representatives reasonable access, subject to the Confidentiality Agreements and applicable Law and solely to the extent such access is available to Parent in the ordinary course of business and can be provided to the Purchasers without any breach of Contract, to the offices and properties of each Company and, on Parent’s premises, the Books and Records of each Company, and (ii) make available to the officers, employees, and authorized agents and representatives of the Purchasers, on Parent’s premises, such additional financial and operating data and other information regarding the Companies (or copies thereof) as any Purchaser may from time to time reasonably request, solely to the extent such access is available to Parent in the ordinary course of business and can be provided to the Purchasers without any violation of Law or breach of Contract; provided, however, that: (A) any such access or availability shall be provided at the expense of the Purchaser(s) requesting such access or available, during normal business hours upon reasonable advance notice to Parent, under the supervision of Parent’s personnel and in such a manner as not to interfere with the normal operations of the Companies; (B) all requests by the Purchasers for access or availability pursuant to this Section 5.02 shall be submitted or directed exclusively to an individual to be designated by Parent; and (C) Parent and the Companies shall not be required to provide any Books and Records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose any information to the Purchasers if such disclosure would, in Parent’s sole discretion, (i) cause significant competitive harm to Parent or the Companies and their respective businesses if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
          (b) Following the Closing, as soon as available but in no event later than February 14, 2008, Master LLC shall provide to Parent the audited combined consolidated balance sheet of the Companies and the related audited combined consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Companies for the period beginning on January 1, 2007 and ending on December 31, 2007. In addition, as soon as available but in no event later than 90 days following the Closing Date, Master LLC shall provide to Parent, the audited combined consolidated balance sheet of the Companies and the related audited combined consolidated statements of operations, stockholders’ or members’ equity and cash flows of the Companies for the period beginning on January 1, 2008 and ending on the Closing Date (such period ending on the Closing Date, the “Stub Period”). In each case, such financial reports shall be accompanied by the report thereon of the Auditors (as such term is defined in the LLC Agreement). The Purchasers and Master LLC shall cause the Auditors to provide such consents as are required for Parent to comply with the Exchange Act and the rules and regulations promulgated thereunder, and shall otherwise cooperate with Parent in order that Parent may comply with such obligations in respect of Master LLC. The fees and expenses of the Auditors for preparing the audited financial statements relating to the Stub Period shall be borne by Parent.
     Section 5.03. Confidentiality. The parties acknowledge and agree that, solely with regard to information relating to the business of Parent and its Affiliates and excluding the Companies and their businesses, the Confidentiality Agreements remain in full force and effect and, in addition, the parties covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreements, information provided to the Purchasers or their representatives pursuant to this Agreement that relates solely to the business of Parent and its Affiliates and excluding the Companies and their businesses. The GA Purchaser agrees that it is bound by, and agrees to comply with, all provisions of the GA Confidentiality Agreement as though it were party to the GA Confidentiality Agreement. The H&F Purchasers agree that they are bound by, and agree to comply with, all provisions of the H&F Confidentiality Agreement as though they were party to the H&F Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements and the provisions of this Section 5.03 shall nonetheless continue in full force and effect in accordance with their terms.
     Section 5.04. Regulatory and Other Authorizations; Notices and Consents.
          (a) Each party to this Agreement shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental

Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (b) Without limiting the generality of Section 5.04(a), each party to this Agreement shall permit the other parties to review in advance any proposed communication by such party to any Governmental Authority relating to the subject matter of this Agreement and shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to such matters. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements and applicable Laws relating to the sharing of information, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreements and applicable Laws relating to the sharing of information, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
     Section 5.05. Director and Officer Liability. Following the Closing, Master LLC shall cause (i) the certificate of incorporation and bylaws (or similar organizational documents) of each of the Companies to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents, including, without limitation, the LLC Agreement) of such entity, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals, (ii) any agreement disclosed and made available to the Purchasers prior to the date hereof providing for the indemnification by any Company of any current or former officer or director of any Company in effect as of the date of this Agreement to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by such Company, as the case may be, after the Closing, and (iii) the Companies to maintain in full force and effect for six years beginning on the Closing Date all “directors and officers” liability insurance policies of each of the Companies in effect as of the date hereof with respect to matters existing or occurring at or prior to the Closing, or otherwise cause the Companies to acquire and maintain “directors and officers” liability insurance policies providing insurance coverage no less favorable to the current and former directors and officers of each of the Companies as is in effect as of the date hereof with respect to matters existing or occurring at or prior to the Closing; provided, that in no event shall Master LLC be required to pay an annual premium for any such insurance in excess of 200% of the annual premium currently paid by the Companies for such insurance.
     Section 5.06. Release of Letters of Credit, Deposits and Guarantees.
          (a) (i) Parent and Master LLC shall cooperate and use commercially reasonable efforts to (A) replace within thirty (30) days from the Closing Date all letters or credit, certificates of deposit, cash deposits and other collateral assets supporting letters of credit (the “Deposits”) of Parent and any of its Affiliates or former Affiliates (other than any Company) (collectively, the “Released Parties”) set forth on Exhibit A to the Agreement, dated as October 8, 2007, between EBS LLC and Parent and attached hereto as Exhibit 5.06(a) (the “LOC Agreement”), (B) terminate, or cause Master LLC or one of the Companies to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any guarantee set forth on Exhibit B to the LOC Agreement (the “Guarantees”); and (ii) Master LLC shall (A) indemnify and hold harmless the Released Parties for any losses arising from any of the Guarantees and (B) not permit any Company or their respective Affiliates to, prior to the termination of all obligations of the Released Parties under the Guarantees or the substitution of the Released Parties in respect of all obligations of the Released Parties under the Guarantees, (x) renew or extend the term of, (y) increase its obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under any such Guarantee. To the extent that any Released Party has performance obligations under any Guarantee, Master LLC shall (1) perform such obligations on behalf of such Released Party or (2) otherwise take such action as reasonably requested by Parent so as to put such Released Party in the same position as if Master LLC, and not such Released Party, had performed or were performing such obligations. On the thirtieth (30th) day following the Closing Date (the “LOC Date”), (a) the LOC Agreement shall terminate automatically with no further action on the part of Parent, Master LLC or EBS LLC and (b) to the extent any Deposits have yet to be replaced in accordance with this Section 5.06(a), Parent shall assign to Master LLC, and Master LLC shall assume, Parent’s ownership rights in such Deposits or the accounts holding such Deposits and Master LLC shall pay Parent the amounts of such Deposits on the LOC Date in immediately available funds.
          (b) (i) Parent and Master LLC shall cooperate and use commercially reasonable efforts to terminate, or cause Parent or one of its Subsidiaries to be substituted in all respects for Envoy LLC in respect of, all obligations of Envoy LLC under the guaranty attached hereto as Exhibit 5.06(b) (the “Envoy Guaranty”) and (ii) Parent shall (A) indemnify and hold harmless the Companies for any losses arising from the Envoy Guaranty and (B) not, and not permit its Affiliates to, prior to the termination of all obligations of Envoy LLC under the Envoy Guaranty or the substitution of Envoy LLC in respect of all obligations of Envoy LLC under the Envoy Guaranty, (x) renew or extend the term of, (y) increase its obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which Envoy LLC is or would reasonably be expected to be liable under the Envoy Guaranty. To the extent that Envoy LLC has performance obligations under the Envoy Guaranty, Parent shall (1) perform such obligations on behalf of Envoy LLC or (2) otherwise take such action as reasonably requested by Master LLC so as to put Envoy LLC in the same position as if Parent, and not Envoy LLC, had performed or were performing such obligations.

     Section 5.07. Public Announcements. The parties hereto have agreed to the forms of press release, employee communication materials and customer communication materials (the “Initial Communications”) to be issued promptly after the execution and delivery of this Agreement. Thereafter, Parent and the Purchasers shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all public announcements regarding any aspect of this Agreement; provided, that each of Parent and the Purchasers may make any such announcement that (i) contains only information consistent with the Initial Communications or (ii) it in good faith believes is necessary or advisable in connection with any requirement of Law (it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement or other communication). The Purchasers hereby consent to Parent filing a Current Report on Form 8-K regarding this Agreement, which Current Report will include a copy of this Agreement as an exhibit.
     Section 5.08. Further Action. The parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and obtain any waivers, consents or approvals from third parties, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement; provided, that except as provided otherwise in this Agreement, no party hereto shall be required to offer or pay any consideration to obtain any consent, waiver or approval from any third party.
     Section 5.09. Notification of Developments. Parent shall give reasonably prompt notice to the Purchasers, and the Purchasers shall give reasonably prompt notice to Parent, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would cause or be reasonably expected to cause any condition set forth in Article VIII not to be satisfied from the date hereof to the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.09 shall not limit or otherwise affect the remedies available hereunder (including Article IX) to a party receiving such notice or the representations and warranties of the parties, or the conditions to the obligations of the parties hereto.
     Section 5.10. No Shop. Parent agrees that it shall, and shall cause each of its Affiliates and their respective representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Parent shall not, and to the extent possible through their designated directors on the board of directors of Master LLC shall not authorize or permit any of the Companies or any of their respective representatives to, (i) initiate, solicit or encourage (including, by way of furnishing information), or facilitate the making of, any offer or proposal which constitutes a Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information to, any Person (other than the Purchasers or any of their respective Affiliates) with respect to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal and (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise with respect to any Acquisition Proposal. Parent shall promptly notify the Purchasers if any Acquisition Proposal is received by Parent or any director or executive officer of Parent.

“Acquisition Proposal” shall mean a proposal or offer with respect to a sale, merger, acquisition, consolidation or similar business combination transaction involving, or any sale of all or a substantial portion of the assets of (other than sales to customers in the ordinary course consistent with past practice), or any sale of any equity securities of, any Company, other than the transactions to be effected pursuant to this Agreement.
     Section 5.11. Acknowledgment of Proposed Transaction. The parties hereto acknowledge that they are aware of a proposed transaction pursuant to which Parent would merge with and into WebMD. In connection therewith, EBS Acquisition LLC hereby acknowledges that, in accordance with Section 5.07(e) of the GA Merger Agreement, WebMD and its Subsidiaries shall remain exempt from the provisions of Section 5.07 of the GA Merger Agreement after giving effect to a merger of Parent with and into WebMD.
     Section 5.12. Transition Services. At or prior to the Closing, Parent and Master LLC shall amend (or, in the case of Master LLC, shall cause EBS LLC to amend) the Transition Services Agreement by executing Amendment No. 2 to the Transition Services Agreement in the form attached hereto as Exhibit 5.12.
ARTICLE VI
INTENTIONALLY OMITTED
ARTICLE VII
TAX MATTERS
     Section 7.01. Tax Indemnities.
          (a) Parent shall be responsible for and shall indemnify and hold the Purchasers harmless against all Losses arising out of or arising from any (i) Indemnified Tax and (ii) any breach by Parent or any of its Affiliates of any covenant by Parent or its Affiliates set forth in this Article VII; provided, that, with respect to the preceding clause (i), such Losses shall be no more than 48% of the pre-GA Merger Date tax liability of the Companies that gives rise to such Losses; provided, further, that, with respect to the preceding clauses (i) and (ii), such indemnification shall be allocated among the Purchasers based on the number of Securities each Purchaser acquires pursuant to this Agreement. For the avoidance of doubt, nothing in this Section 7.01(a) shall limit or otherwise affect the obligations of Parent to provide indemnification to Master LLC for Taxes to the extent Parent is so obligated pursuant to the GA Merger Agreement.
          (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the GA Merger Date shall be:

          (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the GA Merger Date; and
          (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.
          (c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within ten (10) days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due; provided, that the indemnifying party shall not be required to make any payment earlier than two days before the Taxes to which such indemnification payment relates are due to the appropriate taxing authority.
     Section 7.02. Contests.
          (a) After the Closing, Parent, the Purchasers and Master LLC shall promptly notify each other in writing of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding (a “Contest”) which could result in a claim for indemnification under Section 7.01; provided, that no such notice is required if the indemnifying party has actual notice of such contest. Such notice shall contain factual information (to the extent known to such party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If any party fails to give the other parties prompt notice of an asserted Tax liability as required by this Section 7.02, then such parties shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that such failure to give such notice results in a detriment to the indemnifying party.
          (b) The rights and obligations of Parent and the Seller with respect to Contests that could give rise to a claim for indemnification for Indemnified Taxes shall be as provided in the GA Merger Agreement.
     Section 7.03. Tax Cooperation and Exchange of Information. Parent and Master LLC shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Master LLC shall cause the Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Parent, Master LLC and the Companies shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.03. Notwithstanding anything to the contrary in Section 5.02 of the GA Merger Agreement, each of Parent and Master LLC shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) the such Tax Returns. After such time, before Parent or Master LLC shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
     Section 7.04. Tax Covenants; Tax Returns. Neither Master LLC nor any Affiliate of Master LLC shall amend, refile or otherwise modify, or cause or permit any Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of Parent, unless required by Law. Parent shall have the right to review in advance and approve the federal and state income Tax Returns (and such other material Tax Returns as it may designate in writing) of Master LLC with respect to taxable periods (or portion of any taxable period) ending on or before the Closing Date, such approval not to be unreasonably withheld or delayed.
     Section 7.05. Miscellaneous.
          (a) For purposes of this Article VII, all references to Master LLC, Parent, Affiliates or the Companies include successors.
          (b) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall remain in full force until sixty (60) days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
          (c) The parties shall treat for all income Tax purposes any indemnification payment made in accordance with this Article VII that is paid to the Purchasers as an adjustment to the Cash Purchase Price or a contribution to Master LLC, as appropriate.
          (d) The parties hereto agree that Master LLC shall use an “interim closing of the books” as of the Closing Date for purposes of allocating items of income, gains, loss and deduction between the Seller and the Purchasers for the taxable year that includes the Closing Date.

     Section 7.06. Purchase Price Allocation. As soon as practicable (but not later than thirty (30) days) after the date hereof, the Purchasers shall prepare and the Purchasers and Parent shall agree to an allocation of the purchase price for the Securities (including a pro rata portion of relevant liabilities) among the assets of Master LLC (the “Allocation”). The Allocation shall be used by the parties hereto for all relevant income Tax purposes pertaining to the transactions contemplated by this Agreement, including the Purchasers’ adjustments under Section 754 of the Code in respect of its membership interests. If Parent and the Purchasers cannot agree in good faith on the proper Allocation, then Parent and the Purchaser jointly shall engage a nationally recognized independent accounting or valuation firm mutually acceptable to Parent and the Purchasers (the “Independent Accounting Firm”) to resolve such dispute. Within fifteen (15) days thereafter, Parent and the Purchasers shall each prepare and submit a written presentation to the Independent Accounting Firm detailing their respective positions as to the remaining items in dispute. The Independent Accounting Firm shall, within fifteen (15) days after such submission, determine and report to Parent and the Purchasers upon such remaining disputed items, and such report shall be final and binding on Parent and the Purchasers. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. If the Independent Accounting Firm resolves all disputes presented to it entirely in the manner proposed by Parent or the Purchasers, as the case may be, the fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Accounting Firm shall be allocated to the Purchasers in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Purchasers (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Parent. The Allocation shall be binding upon the Purchasers, Master LLC and Parent and none of them (nor any of their Affiliates) shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation.
ARTICLE VIII
CONDITIONS TO CLOSING
     Section 8.01. Conditions Precedent to Obligations of Parent and the Seller. The obligations of Parent and the Seller under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by Parent:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Purchasers at or before the Closing shall have been complied with in all material respects.

          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
     Section 8.02. Conditions Precedent to Obligations of the Purchasers. The obligations of the Purchasers under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchasers:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualification therein) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualification therein) as of such date, except in any such case where such failures of such representations and warranties to be true and correct have not had, and would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. In addition, the representations and warranties in Section 3.02 and Section 3.03 shall be true and correct in all material respects as of the Closing.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by Parent and the Seller at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and be continuing.
          (e) 754 Election. At the time of the Closing, a valid election pursuant to Section 754 of the Code effective as of November 16, 2006 shall have been made and shall continue to be in effect for Master LLC.
ARTICLE IX
INDEMNIFICATION
     Section 9.01. Survival of Representations and Warranties. None of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing; provided, however, that the representations and warranties contained in Sections 3.01(a), 3.01(b), 3.02, 3.19, 4.01, and 4.07 (the “Fundamental Reps”) shall survive the Closing indefinitely.
     Section 9.02. Indemnification by Parent. From and after the Closing, the Purchasers shall be indemnified and held harmless by Parent for and against all losses, damages, claims,

costs and expenses, interest, diminution in value of the Securities purchased pursuant to this Agreement, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses) suffered or incurred by it (hereinafter, “Losses”), arising out of or resulting from: (i) the breach of any Fundamental Rep made by Parent contained in this Agreement or in the certificate delivered pursuant to Section 2.02(b)(v); or (ii) the breach of any covenant or agreement by Parent or the Seller contained in this Agreement. Notwithstanding anything in this Article IX to the contrary, Parent shall not be liable to indemnify the Purchasers for any Losses to the extent such Losses are recoverable by Master LLC (or would have been recoverable but for the limitations on indemnification described in Article IX of the GA Merger Agreement) with respect to the same or substantially similar subject matter under the GA Merger Agreement, after giving effect to the release delivered by EBS Acquisition LLC and Master LLC pursuant to Section 2.02(b)(iv) hereof. For the avoidance of doubt, if Master LLC or the Companies incur an indemnifiable Loss pursuant to Section 7.01 of the GA Merger Agreement, Parent shall make any indemnification payments in respect of such Loss to Master LLC or the Companies.
     Section 9.03. Indemnification by the Purchasers. From and after the Closing, Parent shall be indemnified and held harmless, severally and not jointly, by each Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any Fundamental Rep made by such Purchaser contained in this Agreement; or (ii) the breach of any covenant or agreement by such Purchaser contained in this Agreement.
     Section 9.04. Insurance and Other Recoveries. For all purposes of Article VII and this Article IX, “Losses” shall be net of (i) any insurance, indemnification or other recoveries actually paid to the Indemnified Party or its Affiliates under any insurance policy (net of any increase in premiums required to be paid as a result of such Loss) or any other Contract in connection with the facts giving rise to the right of indemnification, and (ii) any Tax Benefit actually realized by Medifax as a result of any such Loss in a taxable period (or portion thereof) beginning after the Closing Date.
     Section 9.05. Notice of Loss; Third-Party Claims; Retained Claims.
          (a) An Indemnified Party shall give the Indemnifying Party notice (a “Claims Notice”) of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence or failure to deliver timely notice of a Third-Party Claim as contemplated by Section 9.05(b) shall not affect the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of indemnification to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been materially less had such notice been timely delivered.

          (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not make any payment toward a settlement of such claim, nor permit to be paid any monies as part of a settlement, unless the Indemnifying Party consents in writing (which consent shall not be unreasonably withheld) to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim. If the Indemnifying Party declines to direct the defense of any such claims or proceeding pursuant to this Section 9.05 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate, at its own expense, in the settlement or assume or reassume the defense of such claims or proceeding.
     Section 9.06. Remedies.
          (a) The Purchasers have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Companies and their respective businesses. Each of the Purchasers acknowledges and agrees that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Companies and their respective businesses for such purpose.
          (b) The parties to this Agreement acknowledge and agree that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement (including the Disclosure Schedule). The parties to this Agreement also acknowledge and agree that, except in the case of fraud or intentional misrepresentation, (i) following the Closing, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the parties for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Purchasers shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, (ii) following the Closing, Parent and the Seller shall have no liability or obligation (whether by way of indemnification obligation or otherwise) with respect to the breach of any representation or warranty that is not a Fundamental Rep, and (iii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement. Each party shall use commercially reasonable efforts to mitigate its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. In furtherance and not in limitation of the foregoing, the Indemnified Party covenants and agrees to use commercially reasonable efforts to pursue recovery for any Losses against any and all relevant insurance policies available to the Indemnified Party promptly, whether before or after any payment by the Indemnifying Party hereunder (it being understood that no party hereto shall be required to initiate litigation in order to pursue such recovery). In the event any Losses are recoverable under such insurance policies, but are not received before any claim for indemnification is paid pursuant to Section 9.02 or Section 9.03, as applicable, then in the event the Indemnified Party receives any recovery, the amount of such recovery shall be applied to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment. Notwithstanding anything to the contrary, in no event will Parent or the Seller be entitled to specific performance or any other equitable remedy.
          (c) In connection with the Purchasers’ investigation of the Companies, the Purchasers have received certain estimates, projections, forecasts, plans, budgets and similar forward-looking statements, materials and information regarding or relating to such materials, and the Purchasers acknowledge and agree that no representation or warranty is being made by or on behalf of Parent with respect to such materials.
     Section 9.07. Tax Matters. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX, except where expressly noted.
     Section 9.08. Treatment of Indemnification Payments. The parties shall treat for all income Tax purposes any indemnification payment made in accordance with this Article IX as an adjustment to the Cash Purchase Price.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     Section 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Parent and the Purchasers;
          (b) by either Parent or any Purchaser if the Closing shall not have occurred by 5:00 p.m. (Eastern Time) on February 11, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (c) by any Purchaser or Parent in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
          (d) by any Purchaser if Parent or the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured by the Termination Date; or
          (e) by Parent, if any Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII.
     Section 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, (i) the Purchasers shall return to Parent all documents and other materials received from Parent, the Companies and their respective Affiliates or agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the date of this Agreement; and (ii) this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (1) as set forth in Section 5.03 and Article XI and (2) that nothing herein shall relieve either party from liability for any willful and material breach of this Agreement occurring prior to such termination.
ARTICLE XI
GENERAL PROVISIONS
     Section 11.01. Expenses. Except as otherwise specified in this Agreement, all fees, costs and expenses (including fees and disbursements of counsel, financial advisors, accountants and other transaction advisors) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such fees, costs and expenses.
     Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a)	if to Parent or the Seller:

HLTH Corporation River Drive Center 2

669 River Drive Elmwood Park, New Jersey 07407-1371 Attention: General Counsel Facsimile: (201) 703-3443
with copies (which shall not constitute notice) to:

O’Melveny & Myers LLP 1999 Avenue of the Stars 7th Floor Los Angeles, California 90067-6035 Attention: Steven Grossman, Esq. Facsimile: (310) 246-6779

and

O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, NY 10036 Attention: Spencer D. Klein, Esq. Facsimile: (212) 326-2061

(b)	if to the GA Purchaser or EBS Acquisition LLC:

c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830 Attention: Matthew Nimetz Facsimile: (203) 618-9207

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Douglas A. Cifu, Esq. Facsimile: (212) 492-0436

(c)	if to any of the H&F Purchasers:

c/o Hellman & Friedman LLC One Maritime Plaza 12th Floor San Francisco, California 94111 Attention: General Counsel Facsimile: (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson, Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, CA 94304 Attention: Richard Capelouto, Esq. Facsimile: (650) 251-5002

(d)	if to Master LLC:

EBS Master LLC 26 Century Boulevard Suite 601 Nashville, TN 37214 Attention: Chief Executive Officer Facsimile: (615) 231-4965
     Section 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     Section 11.04. Entire Agreement. This Agreement (including the Disclosure Schedule and all Schedules and Exhibits hereto), the Equity Commitment Letter and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between any of the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the rights and obligations of all parties to the GA Merger Agreement shall not terminate or otherwise be affected by the execution and delivery of this Agreement or the Closing, except as provided in Sections 2.02(b)(iv) and 2.02(b)(x) hereof.
     Section 11.05. Assignment.
          (a) Subject to paragraph (b), this Agreement may not be assigned by operation of law or otherwise without the express written consent of Parent and the Purchasers (which consent may be granted or withheld in the sole discretion of Parent or the Purchasers, as the case may be).

          (b) Without the written consent of any party hereto, (i) any Purchaser may assign its rights and obligations to any of its Affiliates and (ii) any Purchaser may assign its rights hereunder as collateral security to any lender to a Company, but no such assignment described in clause (i) or (ii) shall relieve such Purchaser of any liability hereunder.
     Section 11.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 11.07.
     Section 11.07. Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other such party pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
     Section 11.08. Schedules. Any matter, information or item disclosed in the Disclosure Schedule, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by Parent, the Seller or any Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality or Material Adverse Effect for the purposes of this Agreement.
     Section 11.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     Section 11.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
     Section 11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
     Section 11.12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that its has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certification in this Section 11.12.
     Section 11.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties thereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HLTH CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	Chief Executive Officer

SYN BUSINESS HOLDINGS, INC.
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	President

EBS MASTER LLC
By:	/s/ George Lazenby
	Name:	George Lazenby
	Title:	Chief Executive Officer

EBS ACQUISITION II LLC
By:	/s/ Mark F. Dzialga
	Name:	Mark F. Dzialga
	Title:	President

EBS ACQUISITION LLC
By:	/s/ Mark F. Dzialga
	Name:	Mark F. Dzialga
	Title:	President

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.
By:	Hellman & Friedman Investors VI, L.P., its General Partner
By:	Hellman & Friedman LLC, its General Partner
By:	/s/ Philip Hammarskjold
	Name:	Philip Hammarskjold
	Its:	Managing Director

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.
By:	Hellman & Friedman Investors VI, L.P., its General Partner
By:	Hellman & Friedman LLC, its General Partner
By:	/s/ Philip Hammarskjold
	Name:	Philip Hammarskjold
	Its:	Managing Director

HFCP VI DOMESTIC AIV, L.P.
By:	Hellman & Friedman Investors VI, L.P., its General Partner
By:	Hellman & Friedman LLC, its General Partner
By:	/s/ Philip Hammarskjold
	Name:	Philip Hammarskjold
	Its:	Managing Director

H&F HARRINGTON AIV I, L.P.
By:	Hellman & Friedman Investors VI, L.P., its General Partner
By:	Hellman & Friedman LLC, its General Partner
By:	/s/ Philip Hammarskjold
	Name:	Philip Hammarskjold
	Its:	Managing Director